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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Claire's Stores, Inc.

We consent to the incorporation by reference in the Registration Statement of Claire's Stores, Inc., on Form S-8 of our report, dated March 31, 1997, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended February 1, 1997, which report appears in the February 1, 1997 Annual Report on Form 10-K of Claire's Stores, Inc.


                                                       KPMG Peat Marwick LLP

Fort Lauderdale, Florida
December 11, 1997






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